Exhibit 6.12

                           Commercial Lease Agreement


between   Josef Landthaler GmbH [Handwritten: changed as per June'98
          (see att.1)]
          Wolfgang-Wagner-Str. 9d
          85625 Glonn
       -  in the following referred to as lessor-

and
          IQ Battery RESEARCH & DEVELOPMENT GmbH.
          Heinrich-Heine-Stra(beta)e 5
          09557 Flohe bei Chemnitz
       -  in the following referred to as lessee-

the following, two-part lease agreement is concluded:

                                     Part 1
                                     Sec. 1
                                 Leased property

(1) The following commercial space located in the property Erlenhof Park Unterhaching, Inselkammerstra(beta)e 4, 82008 Unterhaching, construction part H II, attic is leased:

     a)   attic H II,  size  approximately  228.16 m(2)
     b)   3 Underground  parking spaces a DM 100.00

         Rooms of an approximate total size of 228.16 m(2) are heatable.

(3) The lessee is entitled and obliged to utilize the leased property for the following purposes: office for regular business operations.

(4) Any major change in utilization is admissible only upon prior receipt of the lessor's written approval.

                                     Sec. 2
                                  Lease period

(1)  The lease commences on 01.03.1996 and is effective until 28.02.2001.

(2) The lessee has the right to prolong the lease period once for another four years at the agreed conditions. This (these) prolongation(s) are effective if the lessee is submitting a written statement at least 12 months prior to the expiry of the respective lease period.



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(3)  Upon  expiry of the lease  period  pursuant  to  paragraph  (2) , the lease period is prolonged implicitly for another two years, unless it is terminated by one of the contract partners 12 months prior to its expiry.

(4)  For the termination of the leases Secs. 20 and 21 are applicable.

(5) The lessee can only be released from this contract, if the lessor or a broker to be briefed by the lessee finds a suitable substitute lessee who guarantees to comply with all parts of the lease agreement. In case of a substitute lessee, the lessor has the right to inquire his market opportunities. The lessor is not obliged to accept the substitute lessee. If the lessor is required to draw up a new lease agreement or take other actions because of the substitute lessee suggested by the original lessee, all incurring costs are to be carried by the lessee.

(6) The exact delivery date is announced in writing at least 14 days prior to the commencement of the lease period.

(7) The lease payment is due with completion date and delivery, earliest on 01.03.1996.

[handwritten: prolongation and termination clauses]

                                      Sec.3
                        Lease payment and ancillary costs

(1)  The monthly  lease for the leased space amounts to for Sec. 1, sect.(1) a):
     DM 4,563.20 (In words: Four Thousand Five Hundred and Sixty Three = DM 20.00/m(2)) for Sec. 1, sect.1(1)b) DM: 300.00 (in words: Three Hundred = DM 100.00/parking space) Total: DM 4,863.20 (in words: Four Thousand Eight Hundred and Sixty Three)

(2) The operating costs for the property are not included in the lease payment (description and handling of operating costs, see Secs. 7 to 9) and have to be paid separately per month as follows: heating and warm water supply and operating costs prepayment DM 3.00/m(2) DM 664.48

(3)  lease payment - Sec. 3(1) DM 4,863.20 operating costs - Sec. 3(2) DM 664.48



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     extra  charges  pursuant  Sec. 5, sect.3 DM 725.00 Total DM 6,272.68  Added value tax, presently 15% DM 940.90 ----------- Monthly payment, total DM 7,213.58

(4) At the closing date, the lessee is required to deposit a security in the amount of DM 20,000.00 (in words: DM Twenty Thousand) for the obligations arising from the lease agreement, and if a cash deposit has been arranged, to transfer the amount to the account identified in Sec. 4, section (1) (see Sec. 11). The deposit does not bear interest. It may be guaranteed jointly and severally by an accredited credit institute of the Federal Republic of Germany or through the assignment or attachment of bank balances at the above credit institutes.

     If the deposit is utilized during the lease period, the lessee is obliged, including in case of repetition, to immediately rebuild the deposit to the agreed amount.

     The guarantee has to be unlimited. Depositing of the secured amount is to be excluded.

                                      Sec.4
                               Special agreements

(1) Transfers from the lessee to the lessor with discharging effect can only be made to the following account:

     a) account holder: Josef Landthaler GmbH.[Handwritten: changed as per June'98 (see att.1)]

     b)   bank: Kreissparkasse Unterhaching

     c)   account no. and International Banking Route: 9094244 (IBR 702 501 50)

(2) Transfers from the lessor to the lessee can be made with discharging effect to the following account:

     a)   account holder: IQ Battery

     b)   bank: Commerzbank AG, branch Ottobrunn

     c)   account no. and  International  Banking Route:  56 13 001 IBR (700 400
          41)


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(3)  The lessee  confirms to have  received  the  integral  part 2 of this lease agreement, including Secs. 6 to 25 and to have read it prior to signing.

(4) The lessor will collect the due payment including ancillary costs and surcharges as well as other payments from this contract by direct debiting. If no other banking account for the direct debiting is or has been identified, payments are to be collected from the account indicated in section (2).

(5) All assets brought in by the lessee are subject to the lessor's lien (comp. Sec. 12) pursuant to Sec. 559 ff, BGB.

                                     Sec. 5
                              Additional agreements

(1) In the remainder the special agreements resulting from part II are valid for the lease. Hereby the lessee explicitly confirms that all points of the special agreement were discussed and negotiated.

(2) The calculation of the leased area is based on standard layout plans 1:100.In case of changes prior to the completion, the completed areas become an integral part of the lease agreement. In this case, the lease agreement is to be changed.

(3) The lessor takes over the costs incurred through special construction of the leased space. These costs are apportioned to the leased space and spread over the term of the lease. The apportionment of costs is calculated as follows:

     -    basic  figures:  costs  pursuant  to special  preference  offer  dated
          19.01.1996:   DM  36,223.00,   term   (illegible)   months,   interest
          (illegible) per year.

          Costs: 36,223.00

          Interest:  7,244.00 Total: 43,467.00 apportionment to monthly payment:
          43,467.00/(illegible)=(illegible)  If lease option pursuant to Sec. 2, section 2 is chosen, the extra charge is not applicable.

(4) If the lessees' special preferences result in smaller or larger spaces due to changed separation walls, the area determined in the contract shall serve as basis for the calculation of lease payments and ancillary costs. In the remainder, the resulting space divergences do not entitle the contract partners to any mutual claims whatsoever.

(5) For the fixtures of the leased space, the given specifications and layouts shall be valid.

(6) The lessee needs the lessor's permission if he prefers any other fixtures than those given in the specifications, respectively the layout. The room organization determined according to the lessee's preferences is part of this agreement. If the lessee's special preferences cause a delay in completion, this has no influence on the date of delivery and the contractual commencement of lease payments.



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(7)  The  lessee  agrees  to  offer  and  distribute  or  to  have  offered  and distributed through a third person, exclusively beer and soft drinks manufactured and/or distributed by brewery Aying, Franz Inselkammer OHG, 85653 Aying, and to purchase or purchase through a third person, above products during the lease term permanently from the brewery Aying, Franz Inselkammer OHG, 85653 Aying, or from a third person determined by it. The deliveries are to be based on the respectively current conditions and prices of brewery Aying, Franz Inselkammer OHG, 85653 Aying on the day of delivery.

     Glonn, 9.5.96

     ----------------------------            -------------------------------
     (Place and date)                        (Place and date)


     ----------------------------            -------------------------------
     (Signature)                             (Lessee)
     Josef Landthaler GmbH.                  (Signature and stamp illegible)



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(Illegible)

IQ Battery RESEARCH & DEVELOPMENT GmbH.
Inselkammerstra(beta)e 4
82008 Unterhaching
                                   18.06.98

Lease regarding property Inselkammerstra(beta)e, Unterhaching

Dear Madam, dear Sir:

According to lease contract of 09.05.1996, you have leased the space located in property Inselkammerstra(beta)e 4, Unterhaching from J. Landthaler GmbH. Inselkammer Grundstucksbebauungs-und VerwaltungsOHG (=Property construction and management OHG) 85653 Aying, is the owner of this property and has leased this entire property with lease contract dated 06.03.91 to the J. Landthaler GmbH.,
Glonn,      now:      "An      der      Waldstra(beta)e-Vermietungs       GmbH",
Wolfgang-Wagner-Stra(beta)e 9d, 85625 Glonn for the purpose of commercial sub-lease. Pursuant to Sec. 4, section 7 of this lease contract, J. Landthaler GmbH (by now, as mentioned above, "An der Waldstra(beta)e-Vermietungs GmbH") has assigned its claims arising from the above mentioned lease contract towards its own lessees, e.g. also towards your home, to the Inselkammer OHG. I am enclosing a copy of an excerpt of the lease contract dated 06.03.1991. We hereby are disclosing this assignment, because considerable arrears in lease-payments have accrued and are asking you to forthwith refrain from any more payments (especially lease, ancillary costs/operating costs, deposit), which your lessor can demand from you pursuant to above mentioned lease contract, to the An der Waldstra(beta)e-Vermietungs GmbH", Glonn, but instead to make your payments exclusively to

Fa. Inselkammer Grundstucksbebauungs-und VerwaltungsOHG , account no. 9379108, Kreissparkasse Munchen, IBR 70250150.

We are informing you that with receipt of this letter, payments with discharging
effect  to  the  "An  der   Waldstra(beta)e-Vermietungs   GmbH"  (previously  J.
Landthaler GmbH.) can no longer be processed by us.

Should you have any questions in this matter, do not hesitate to contact Mr. Maier, Tel.08095/8827.

We appreciate your understanding.

With kind regards,


INSELKAMMER OHG
(signature illegible)

Enclosure.



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